                                                                    EXHIBIT 2.2

                           ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of the 22nd day of May 1998, by and among Recycling Industries of Wisconsin, Inc., a Colorado corporation ("RII Sub"), RECYCLING INDUSTRIES, INC., a Colorado corporation ("Parent"), PRO RECYCLING, L.L.C., a Wisconsin limited liability company (the "Company"), LEWINSKY IRON & METAL, INC., a Wisconsin corporation ("LIM"), RECYCLING WORLD, LTD, a Wisconsin corporation ("World"), STEVEN LEWINSKY, President of the Company ("Lewinsky"), ARTHUR ARNSTEIN, Secretary of the Company ("Arnstein"). Throughout this Agreement, RII Sub and the Parent may be collectively referred to as "Recycling;" the Company, LIM and World may be collectively referred to as the "Sellers," and Lewinsky and Arnstein may be collectively referred to as the "Members." There are numerous other defined terms which are capitalized in this Agreement, all of which are defined in the substantive provisions of this Agreement or in Article 1.

                                 WITNESSETH:

     WHEREAS, RII Sub is a wholly-owned subsidiary of the Parent;

     WHEREAS, RII Sub desires to acquire certain assets of the Sellers consisting of substantially all of the tangible and intangible assets used in the ferrous and non-ferrous metals recycling business conducted by the Company at its three facilities located in Milwaukee, Wisconsin, and those certain administrative offices and other assets, as hereinafter identified, used in connection with the operation of the Company's facilities
(collectively the "Company Assets");

     WHEREAS, the Company, LIM and World desire to sell the Company Assets;

     WHEREAS, the Parent has a vested interest in the transactions referred to herein and is a party to this Agreement, amongst other things, in order to tender the Consideration Stock referred to herein; and

     WHEREAS, the Members have a vested interest in the transactions referred to herein insofar as they are the principals and owners of LIM and World, respectively, the sole members of the Company, and therefore, are parties to this Agreement in order to make certain representations and warranties and to accept certain obligations set forth herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Unless otherwise defined in the substantive provisions of this Agreement, the following terms will have the meanings ascribed to them in this Article 1.

     1.1 "Acquisition" means the acquisition of the Company Assets from the Company by RII Sub.

     1.2 "Assumed Contracts" means those contracts, operating leases and other agreements to which the Company, LIM or World is a party or beneficiary or which otherwise affect the Business, including, but not limited to, open orders to purchase raw materials or services placed in the Ordinary Course of Business of the Company, operating leases of real or personal property relating to the Business, all purchase orders, back orders, open orders or contracts from customers, including the backlog and parts manufactured for or assigned to the Company. Schedule 1.2 lists all Assumed Contracts other than
(a) contracts which do not require payment by the Company of $20,000 or more per year and which otherwise are not material to the Business, (b) contracts in the Ordinary Course of Business which do not require expenditures by the Company of $20,000 or more per year, and (c) contracts terminable upon notice of 60 days or less and which do not require expenditures by the Company of $20,000 or more per year (collectively the "Material Assumed Contracts").

     1.3 "Assumed Liabilities" means the Liabilities of the Company under the Assumed Contracts.

     1.4 "Business" means the purchase, sale, processing, preparing, marketing, distribution, promotion, brokering and recycling of prepared and non-prepared ferrous and non-ferrous scrap metal and pig iron as historically conducted by the Company as a going concern.

     1.5    "Closing" has the meaning set forth in Section 3.5.

     1.6    "Closing Date" has the meaning set forth in Section 3.5.

     1.7 "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan; or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     1.8 "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     1.9 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

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     1.10   "Environmental Claims" has the meaning set forth in Section 12.2(b).

     1.11 "Environmental Law or Laws" means any and all federal, state, local or municipal laws, common laws, rules, orders, regulations, statutes, treaties, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection, health or safety matters, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act ("TSCA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), the Clean Water Act ("CWA"), the Endangered Species Act ("ESA"), the Federal Insecticide, Fungicide, Rodenticide Act ("FIFRA") and the Occupational Safety and Health Act of 1970 ("OSHA"), all as may have been amended.

     1.12 "Environmental Liabilities" means any and all liabilities for the violation of, or required remediation under, any Environmental Laws.

     1.13 "ERISA" means Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.14   "Excluded Assets" has the meaning set forth in Section 2.2.

     1.15 "GAAP" means generally accepted accounting principles consistently applied in the United States.

     1.16 "Hazardous Materials" means any substance (a) the presence of which is at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) and requires investigation, removal or remediation under any Environmental Law or common law, (b) which is defined as a "hazardous substance," "hazardous material," "hazardous waste," "pollutant" or "contaminant" under any Environmental Law, (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority under any Environmental Law, (d) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and the presence of which causes or threatens to cause a nuisance or trespass upon real property or to the adjacent properties or poses a hazard to the environment, and/or to the health or safety of persons on or about any real property, and/or (e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum and petroleum products.

     1.17 "Identified Environmental Claims" means all claims, demands, suits, judgments, settlements, penalties, liabilities, cleanup costs and expenses, including reasonable fees of counsel and environmental consultants and engineers, arising out of or resulting from the presence, removal or migration of Hazardous Materials or the violation of any Environmental Law which is known and identified by any of the parties prior to the date of this Agreement and identified on Schedule 1.17 attached hereto, including the costs of any further studies to identify the scope and nature of any item identified on
Schedule 1.17.

     1.17   "Inventory Date" shall have the meaning set forth in Section 3.2.

     1.18   "IRC" means the Internal Revenue Code of 1986, as amended.

     1.20 "Knowledge" means actual knowledge without independent investigation with respect to the Members, and with respect to Recycling,the Company, LIM and World, actual knowledge without independent investigation of their respective officers and directors.

     1.19 "Lender" means Recycling's primary lender or equity participant relating to the Transaction.

     1.20 "Liability or Liabilities" means any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, asserted or unasserted, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise which affects or could reasonably be expected to affect the Company Assets or the Business, including any liability for Taxes.

     1.21 "Material Adverse Effect" or "Material Adverse Change" means a material adverse effect on or change in the business, assets or financial condition of the Company or Recycling, as applicable.

     1.22 "Company Offices" means the administrative offices of the Company located at 504 W. Cherry Street, Milwaukee, Wisconsin 53212.

     1.23   "Company Receivables" has the meaning set forth in Section 2.5(a).

     1.24 "Ordinary Course of Business" or "Ordinary Course" means the ordinary course of business consistent with past custom and practice of the Company (including with respect to quantity and frequency).

     1.25 "Owned Facilities" means the real property and associated fixtures owned by the Company, the Members, and/or A&A Investment
Acquisitions, LLC and used in connection with the Business, as specifically described on Schedule 2.1(a).

     1.26 "Parent Common Stock" means the common stock, $.001 par value per share, of Recycling Industries, Inc., a Colorado corporation.

     1.27 "Parent Series M Preferred Stock" means the Convertible Preferred Stock of Parent described in the Designation of Series M Redeemable Convertible Preferred Stock attached hereto as EXHIBIT A.

     1.30 "Permits" means all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the Business.

     1.28 "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or groups of entities, or governmental body.

     1.29 "Prepared Inventory" means all ferrous and non-ferrous Inventory that has been processed by the Company as of the Closing Date and is ready for shipment to the Company's customers.

     1.30 "Real Estate Purchase Agreements" means, collectively, the Commercial Contract to Buy and Sell Real Estate to be entered into at closing, subject to the provision of Section 8.1(c) by and between Lewinsky and RII Sub and the Commercial Contract to Buy and Sell Real Estate to be entered into at closing by and between RII Sub and A&A Investment Acquisitions, LLC, an affiliate of the Company.

     1.31 "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialman's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     1.32 "Tangible Property" shall include the property described in Sections 2.1(b), (f), and (m).

     1.33 "Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, net worth, self-employment, Medicaid, or any other tax, including any interest, penalty or addition thereto, whether disputed or not.

     1.34 "Transaction" means the transactions contemplated by this Agreement and the other

Transaction Documents.

     1.35   "Transaction Documents" means, collectively, (i) this Agreement,
(ii) the Real Estate Purchase Agreements, (iii) any Schedule or Exhibit to this Agreement, and (iii) any certificate or other document delivered at Closing.

     1.36 "Unprepared Inventory" means: (i) all scrap ferrous metal comprised of obsolete, discarded or abandoned machinery, appliances, equipment, automobiles, metal manufacturing, casting and fabricating waste materials or other consumer and industrial steel goods or by-products to be processed by the Company for resale; and (ii) scrap non-ferrous metal comprised of non-magnetic alloys of copper, brass, aluminum, stainless steel, zinc die-cast, insulated wire (aluminum and copper) and other related metals to be processed by the Company for resale.

     1.37   "1933 Act" means the Securities Act of 1933, as amended.

     1.38   "1934 Act" means the Securities Exchange Act of 1934, as amended.

                                     ARTICLE

                               ACQUISITION OF ASSETS

     2.1 PURCHASE AND SALE OF THE COMPANY ASSETS. At the Closing and subject to the terms and conditions stated herein, the Company agrees to sell, assign, convey and transfer to RII Sub, and RII Sub agrees to purchase from the Sellers, the Company Assets together with all of the properties, rights and goodwill associated therewith of every kind and description, tangible and intangible, personal or mixed, as hereinafter more particularly described, with the exception of the Excluded Assets, as hereinafter defined.
 Without limitation, the Company Assets shall include all of the items enumerated in subparagraphs (a) through (o) below:

            (a) Pursuant to the Real Estate Purchase Agreements, the Owned Facilities, including all buildings situated thereon and all leasehold improvements and all rights in easements, driveways and signs.

            (b) All vehicles, machinery and equipment, tools, furniture, leasehold improvements, fixtures, vehicles, dies, jigs, scales, and supplies, or any related capitalized items and other tangible property owned or leased by the Sellers or the Members located at the Owned Facilities and used by the Business as of the date of this Agreement, whether at the Owned Facilities, over the road or at any other location, all as described on Schedule 2.1(b), provided that dies, jigs, supplies, tools and spare parts are included in the Company Assets whether or not listed on Schedule 2.1(b).

            (c) All of the Sellers' right, title and interest in and to the names "Pro Recycling," "Recycling World," "Lewinsky Iron and Metal" and any variations thereof.

            (d) All of the Sellers' right, title and interest in and to the telephone numbers (414) 263-2626 and (414) 645-6040 and the facsimile numbers
(414) 263-2664 and (414) 645-6969, and any other telephone or facsimile numbers used in the Business.

            (e) All business and financial records (exclusive of tax records) relating to the Business for the past three years, including copies of all sales data, pricing and cost information, customer and supplier lists, credit records, sales literature and business and marketing plans relating to the Business, provided that the Company will not be required to make copies to the extent copies have been delivered prior to the Closing.

            (f) Those specific assets relating to the operation of the Business and the Company located at the Company Offices and listed on Schedule 2.1(f).

            (g) All computer documentation, computer files, computer disks, computer tapes and all information stored on computer media (whether written, optical, or magnetic) used in connection with the operation of the Business and stored at the Owned Facilities or used at the Company Offices in connection with the operation of the Business.

            (h) All of the Company's right, title and/or interest in accounting and other computer software, including without limitation, the software for the scales, relating to the Business owned by or licensed to the Company, including information interfaced with those systems, as maintained by the Company at the Owned Facilities or the Company Offices, all of which are listed on Schedule 2.1(h); PROVIDED, HOWEVER, that the Company shall not warrant title to any software and, to the extent the software is licensed rather than owned, the interest transferred hereunder shall be the license rights.

            (i) All customer and supplier lists, signs, advertising, catalogues and brochures relating to the Business.

            (j)     All rights of the Company under the Assumed Contracts.

            (k) All goodwill and other general intangibles related to the Company Assets.

            (l) All claims, deposits, prepayments, refunds, causes of action, cases in action, rights of recovery, rights of set-off and rights of recoupment related to the Company Assets or the Business.

            (m)     All Prepared and Unprepared Inventory.

            (n)     All accounts receivable of the Sellers.

            (o) All other assets of any nature useful and/or beneficial to the Business and located at the Owned Facilities, whether owned or leased by the Company, unless specifically described in Section 2.2 or on Schedule 2.2 as an Excluded Asset.

     The Seller's sale, conveyance, assignment and transfer of the Company Assets shall be free and clear of any Security Interest or Liabilities.

     2.2 EXCLUDED ASSETS. On the Closing Date, RII Sub shall not purchase the following assets owned by the Company, each to the extent described in more detail on Schedule 2.2 (the "Excluded Assets"):

            (a) The corporate charter, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of the Company as a limited liability company; PROVIDED, HOWEVER, that the Company will not have the right to continue using its current name and tradenames following the Closing;

            (b) Any of the rights of the Company under this Agreement and any other Transaction Document entered into on or after the date of this Agreement;

            (c) Certain personal assets and other items owned by the Members as identified on Schedule 2.2(c);

            (d)     Tax refunds of any nature whatsoever; and

            (e)     Any other assets of the Sellers set forth on Schedule 2.2.

     2.3 ASSUMED CONTRACTS. RII Sub shall assume the obligations of the Company under the Assumed Contracts.

     2.4 ASSUMPTION OF LIABILITIES. Except with respect to the indemnity obligations of Recycling under Section 12.3, the obligations of Recycling under the Environmental Escrow Agreement, and the obligations of the Company under Assumed Contracts, RII Sub shall not assume any Liabilities or Environmental Liabilities of the Company, the Members or A&A Investment Acquisitions, LLC arising on or before the Closing or with respect to any action, event or occurrence of any party on or prior to the Closing. To the extent that any Company Assets are encumbered prior to closing, such encumbrances shall be released prior to, or at the Closing and such assets shall be transferred to RII Sub free and clear of any Security Interest. Any Company Assets that are the subject of capitalized or financing leases shall be transferred by the Company to RII Sub, and the Company shall pay the lessor thereunder any amounts payable pursuant to the terms of such lease to acquire marketable title to such equipment.

     2.5    COLLECTION OF ACCOUNTS RECEIVABLE

            (a) If, after Closing, the Company receives payment on any of the accounts receivable included in the Company Assets ("the Company Receivables"), the Company shall forthwith forward the same to RII Sub within five business days after receipt thereof.

            (b) RII Sub shall have the right, upon five business days prior written notice and during the normal business hours of the Company, to review records of the Company solely to determine compliance with the provisions of this Section 2.5.

            (c) The provisions of this Section 2.5 shall survive the Closing.

                                   ARTICLE 3

                             PURCHASE PRICE AND CLOSING

     3.1    PURCHASE PRICE FOR THE COMPANY ASSETS

            (a) RII Sub shall pay the total amount of $3,000,000, subject to the adjustments as determined in accordance with Section 3.3 below (the "Purchase Price") to the Company for the purchase of the Company Assets. The Purchase Price shall be payable as follows:

                   (1) $2,485,000, as adjusted in accordance with Section 3.3 below, in immediately available funds at Closing (the "Cash Consideration"); and

                   (2) $515,000 stated value of Parent Series M Preferred Stock (the "Stock Consideration") delivered at Closing pursuant to the terms of a customary subscription agreement (the "Subscription Agreement"). The form of Subscription Agreement is attached hereto as EXHIBIT B.

     3.2 VALUATION OF INVENTORY AND ACCOUNTS RECEIVABLE. The aggregate value of the inventory and accounts receivable has been determined jointly by representatives of the Company and Recycling as of May 18, 1998 (the "Inventory Date"), and such value is set forth on Schedule 3.2, initialed by the Company and Recycling. This valuation shall be updated to the Closing Date by adjusting for all shipments in and out and changes in accounts receivable which occur through the close of business the date immediately preceding the Closing Date. For purposes of calculating the value of inventory, Unprepared Inventory shall be valued at a price equal to the average price the Company has paid for comparable material received across its scales in the ten business days immediately preceding the valuation, and Prepared Inventory shall be valued at market price, less the cost of shipping.

     If the parties are not able to mutually determine the value of the inventory and receivables, an independent third party shall be jointly selected by the Company and Recycling to determine such value. The value determination by such third party shall be binding on the Company and Recycling. The Closing shall occur as soon as practicable after third party value determination, if such is required, provided all other conditions to Closing are satisfied or waived.

     3.3    ADJUSTMENT OF THE PURCHASE PRICE.

            (a) PRE-CLOSING ADJUSTMENT. The parties hereby acknowledge that the Purchase Price was determined based upon the an aggregate value of the inventory and accounts receivable included in the Company Assets, as determined in accordance with Section 3.2, of $950,000 on the Closing Date. If the value of the inventory and accounts receivable exceeds or is less than this amount, the Purchase Price shall be adjusted accordingly and the Cash Consideration shall be increased or decreased, as appropriate, to reflect the adjustment.

            (b) POST-CLOSING ADJUSTMENT. If the parties are not able to complete the adjustments contemplated by Section 3.3(a) immediately prior to the Closing, within 45 days after the Closing such adjustments shall be completed and an adjustment payment, in immediately available funds, will be made by the party who is determined to be responsible therefor no later than the 60th day after the Closing.

     3.4    ALLOCATION OF THE PURCHASE PRICE.

            (a) The Purchase Price shall be allocated among the Company Assets and among the Sellers, the Members, and A&A Investment Acquisitions, LLC as set forth on Schedule 3.4.

            (c) The parties agree that they will not take any tax or other position inconsistent with any allocation of the Purchase Price set forth on Schedule 3.4.

            (d) RII Sub and the Company each covenant with the other that it will promptly give written notice to the other of any inquiry or challenge of such allocation by any federal, state or local tax authority.

     3.5 CLOSING OF THE PURCHASE. The closing of the Transaction (the "Closing") shall take place on May 22, 1998, at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., or at such other place as selected by Recycling, in its sole and absolute discretion, on the date mutually agreed to by the parties (the "Closing Date"). The Closing Date shall be no later than May , 1998, unless mutually extended by the parties.

                                    ARTICLE 4

                     REPRESENTATIONS OF THE COMPANY AND MEMBERS

     As an inducement to Recycling to enter into this Agreement and to complete the Transaction, and with the knowledge that Recycling will rely thereon, the Company, LIM, World and the Members, jointly and severally, represent and warrant to Recycling that all of the representations and warranties in this Article 4 are true, correct and complete as of the date of this Agreement, and as of the closing. For purposes of the representations and warranties contained herein, the term the "Company" shall include LIM, World, and any other predecessor entities to the Company and any other entities which have been merged into the Company and whose separate existence has ceased to exist as a result of such merger since November 1, 1995.

     4.1    DUE ORGANIZATION AND QUALIFICATION.

            (a) The Company is a limited liability company duly organized, validly existing and in "current" status under the laws of Wisconsin, and has the limited liability company power and lawful authority to carry on its business as now being conducted. LIM is a corporation duly organized, validly existing and in "current" status under the laws of Wisconsin, and has the corporate power and lawful authority to carry on its business as now being conducted. World is a corporation duly organized, validly existing and in "current" status under the laws of Wisconsin, and has the limited liability company power and lawful authority to carry on its business as now being conducted.

            (b) Each Seller is duly qualified or otherwise authorized to transact business in each jurisdiction, listed in Schedule 4.1, in which the nature of the business conducted or the character or location of the properties owned makes such qualification necessary.

     4.2 TITLE TO PERSONAL PROPERTY. Each Seller has good, valid and marketable title to its personal property included in the Company Assets (tangible and intangible), in each case subject to no Security Interest, option, right of first refusal, or other restriction of any kind or character.

     4.3    Authority of the Company; Consents.

            (a) Each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the Transaction and the Company has taken all requisite action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

            (b) This Agreement and the other Transaction Documents to which each Seller is a party are valid and binding agreements of such Seller, enforceable in accordance with their terms.

            (c) Except as described in Schedule 4.3, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable each Seller to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the Transaction by the Sellers will:

               (1) Be in violation of its Articles of Organization, Operating Agreement or any other organizational document, or constitute a breach of any evidence of indebtedness or agreement to which it is a party, except where such breach would not have a Material Adverse Effect on either the Business or the Company Assets;

               (2) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of the Company Assets is subject or under any contract to which it is a party, or permit the termination of any such contract by another person, except where such default or termination would not have a Material Adverse Effect on the Business or the Company Assets;

               (3) Result in the creation or imposition of any Security Interest upon any of the Company Assets under any agreement or commitment to which it or the Company Assets are bound;

               (4) To the Knowledge of the Sellers, conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality; or

               (5) To the Knowledge of the Sellers, violate any statute, law or regulation of any jurisdiction as such statute, law or regulation related to the Company Assets.

     4.4    FINANCIAL STATEMENTS.

            (a) The following financial statements of each of the Sellers (to the extent such Seller was in existence during such periods) are attached hereto as Schedule 4.4:

               (1) A copy of its unaudited financial statements prepared substantially in accordance with GAAP for its fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 (the "Financial Statements").

               (2) A copy of its unaudited financial statements prepared substantially in accordance with GAAP for the period from January 1, 1998 through the Closing (the "Unaudited Financial Statements").

     The Financial Statements and the Unaudited Financial Statements collectively are referred to herein as the "the Company Financial
Statements." The Financial Statements and Unaudited Financial Statements have been prepared substantially in accordance with GAAP and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; PROVIDED, HOWEVER, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

            (b) Since December 31, 1997, there has been no (1) Material Adverse Change in the assets or liabilities, or in the business, financial condition or in the results of operations of the Business or on the Owned Facilities, whether as a result of any legislative or regulatory change, or whether as a result of revocation of any Permits, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God; and (2) change in the assets or liabilities, or in the Business, financial condition, or in the results of operations, or, any loss of customers of the Company, except in the Ordinary Course which have not, in the aggregate or individually, had a Material Adverse Effect on the Business.

            (c) Within 30 days of the Closing, the Company shall deliver to Parent audited financial statements for the year ended December 31, 1997 prepared in accordance with GAAP. The cost of such audited fincial statements shall be borne equally by the Sellers, on the one hand, and Recycling, on the other hand; provided, however, that the amount payable by the Sellers hereunder shall in no event exceed $3,000.

     4.5    NO TAX LIENS; NO WAIVER.

            (a) None of the Company Assets are subject to any lien in favor of the United States pursuant to the IRC for nonpayment of federal taxes, or any lien in favor of any state under any comparable provision of state law, under which transferee liability might be imposed upon RII Sub as purchaser under the IRC or any comparable provision of state or local law, except for real estate taxes which are not yet due and payable.

            (b) None of the Sellers has waived any statute of limitations with respect to the assertion of any liability under any federal, state, or local tax law.

            (c) None of the Sellers is in default under, nor has it failed to pay, any Tax liability to any federal, state, or local authority, and no audit or other review by any such authority is pending, or, to the Knowledge of the Sellers and the Members, contemplated.

            (d) Copies of the Sellers' federal and state income tax returns (to the extent such documents exist and are reasonably available) for the tax years ended December 31, 1994, 1995, 1996 and 1997 are attached hereto as Schedule 4.5.

     4.6    COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.6,

            (a) None of the Sellers nor any of the Members is in violation of or has violated any applicable order, judgment, injunction, award or decree relating to the Company Assets, except where such violation would not have a Material Adverse Effect. To the Knowledge of the Sellers and the Members, except as otherwise set forth in the Environmental Studies (which have not been delivered to the Sellers), none of the Sellers nor the Members is in violation of or has violated any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Company Assets, except where such violation would not have a Material Adverse Effect.

            (b) Except with respect to any encumbrances noted on the title insurance policy to be obtained by RII Sub and/or covenants, conditions, restrictions, reservations and easements filed of record, and/or the survey to be obtained by RII Sub, the buildings included in the Owned Facilities do not encroach on the property of others, and (2) except as otherwise set forth in the Environmental Studies (which have not been delivered to the Sellers), there is not pending or threatened any notification of any governmental authority that the Sellers are not in material compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations, and Environmental Laws.

     4.7 PERMITS. Schedule 4.7 lists all Permits required by any governmental entity related to the Business or operations of the Company that are material to the operation of the Business. Except as described on
Schedule 4.7, the Company validly holds all Permits that are material to the operation of the Business and all Permits are in full force and effect and no proceeding to revoke or modify in a materially detrimental way any of such Permits is pending or, to the Knowledge of the Company or any Member, threatened.

     4.8 LITIGATION. Except as described in Schedule 4.8, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company Assets or the Business. Except as set forth on Schedule 4.8, there are no actions, suits or claims against the Sellers or any Member, or, to the Knowledge of the Company or any Member, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Knowledge of the Company or any Member, threatened against or involving the Company Assets or the Business.

     4.9    CONTRACTS AND OTHER AGREEMENTS.

            (a) Except for the Assumed Contracts or the contracts, leases, and other agreements which will be completed or canceled at or prior to the Closing, and except as otherwise disclosed on Schedule 4.9, the Sellers are not a party to any (1) contract for the employment of any officer or individual employee, (2) contract with any union, (3) bank loan or other credit agreement, (4) bonus, deferred compensation, profit sharing, pension or retirement arrangement, (5) lease for real or personal property, (6) partnership or joint venture agreement, or (7) other material contract, agreement or commitment.

            (b) All of the Assumed Contracts are valid and binding upon the Company in accordance with their terms, and the Company is not in default nor has it received any notice of default under, or with respect to any Assumed Contracts, except for such defaults that would not or do not, individually or in the aggregate, have a Material Adverse Effect.

            (c) Except as otherwise disclosed on Schedule 4.9, no approval or consent of any Person is needed in order that the contracts, leases, and other agreements which constitute a part of the Assumed Contracts will continue in full force and effect following the completion of the Transaction. The Company is not in the process of negotiating or entering into any contracts, leases, or other agreements described in this Section 4.9.

     4.10 NOTES AND ACCOUNTS RECEIVABLE. The Company Receivables are reflected properly in the books and records of the Company, and were incurred in the Ordinary Course, are current (not over 60 days delinquent) and are collectible without setoffs or counterclaims, subject only to the reserve for bad debts set forth on the balance sheet included in the Unaudited Financial Statements, as adjusted, for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. The Company Receivables not collected within 90 days after the Closing shall be subject to reassignment to the Company in accordance with Section 14.2.

     4.11 TANGIBLE PROPERTY. Except as described in Schedule 4.11, all Tangible Property is in good operating condition and repair in all material respects, subject only to normal wear and tear. Neither the Company nor any of the Members has received written notice that any of the Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     4.12   INVENTORY.

            (a) The piles of Unprepared Inventory observed and measured on the Inventory Date" are located on level ground and are comprised solely, throughout the pile, of the quality and grade of material visible on the outer surface of the pile.

            (b) The Company does not have any non-saleable residual material resulting from the operations of the Business or contained within dirt or other non-processable medium within the Owned Facilities.

     4.13   INTELLECTUAL PROPERTY.

            (a) The Company does not own any intellectual property, inventions, discoveries, trade secrets, designs, prototypes, formulas, or any other proprietary information related to the Business, other than the rights to the names "Pro Recycling," "Lewinsky Iron and Metal" and "Recycling World." Other than as required under shrink wrap software licenses for computers and/or the scales, the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any intellectual property.

            (b) Neither the Company nor any of the Members has Knowledge of any patent, invention, trade secret, trademark, service mark, trade name or copyright of any other Person that is infringed by the Company, nor do they have notice of any infringement claim of any other Person relating to any intellectual property or any process or confidential information of the Company.

     4.14 REAL PROPERTY. The Owned Facilities include all real property included in the Company Assets or used in connection with the Business. To the Knowledge of the Company and the Members, with respect to each parcel of owned real property included within the Owned Facilities:

            (a) Except as otherwise disclosed on Schedule 4.14 or in the Environmental Studies, the Company has possessed all approvals of governmental authorities (including licenses and permits) required which are material to the ownership or operation of the Business. The Owned Facilities have been operated and maintained, in all material respects, in accordance with applicable laws, rules and regulations.

            (b) Except as otherwise disclosed on Schedule 4.14, there are no leases, subleases, licenses, easements, concessions, or other agreements, written or oral, granting to any third party or parties the right of use or occupancy of any portion of the Owned Facilities.

            (c) There are no outstanding options or rights of first refusal to purchase the Owned Facilities or any portion thereof or interest therein.

            (d) There are no parties other than the Company in possession of the Owned Facilities or any portion thereof.

            (e) The Owned Facilities are supplied with utilities and other services necessary for their present operation, including electricity, water, telephone, and sewage disposal, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided ingress and egress via public roads or via permanent, irrevocable, appurtenant easements benefiting the Owned Facilities.

     4.15 LIABILITIES. Except as set forth in Schedule 4.15 or otherwise in this Agreement or any other Schedule hereto, the Business has no Liabilities other than (a) Liabilities fully and adequately reflected or reserved against in the Financial Statements, (b) Liabilities under Assumed Contracts, (c) Liabilities incurred since December 31, 1997 in the Ordinary Course, and (d) Liabilities which do not, individually or in the aggregate, have a Material Adverse Effect on the Business. Except for the Liabilities under Assumed Contracts, all Liabilities will be extinguished prior to, or at the Closing.

     4.16 SUPPLIERS AND CUSTOMERS. Schedule 4.16 sets forth a list of (1) all suppliers from whom the Company has purchased $25,000 or more in the 12 month period ending May 31, 1998, and (2) all customers whose annual purchases from the Business exceeded $25,000 in the 12 month period ending May 31, 1998. There are no agreements or understandings, either written or oral, with any customers of the vendors to the Company as to adjustments in pricing or cost which would reduce the profit margin of any existing or contemplated contract or other relationship.

     4.17   EMPLOYEE BENEFIT PLANS

            (a) Schedule 4.17 contains an accurate and complete list of all Employee Benefit Plans (also referred to as "Plan"), as defined below, contributed to, maintained or sponsored by any Seller, to which a Seller is obligated to contribute or with respect to which a Seller has any liability or potential liability, whether direct or indirect. For purposes of this Agreement, the term "Employee Benefit Plan" shall mean a plan, arrangement, agreement or program which is: (A) an employee benefit plan as described in
Section 3(3) of ERISA, whether or not funded and whether or not terminated,
(B) an employment agreement, or (C) a personnel policy or fringe benefit plan, policy, program or arrangement, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, any stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, health, disability or other pension or welfare plan.

            (b) Except as disclosed in Schedule 4.17, Seller do not contribute to, have an obligation to contribute to or otherwise have any liability or potential liability with respect to (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), (B) any Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the IRC (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the IRC or applicable state continuation coverage law.

            (c) Except as disclosed in Schedule 4.17 none of the Employee Benefit Plans obligates any Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the IRC (and regulations promulgated thereunder).

            (d) Each Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the IRC. None of Sellers, any trustee or administrator of any Plan, or any other Person has engaged in any transaction with respect to any Plan which could subject Sellers, or any trustee or administrator of any Plan, or any party dealing with any Plan, or Recycling to any tax or penalty imposed by ERISA or the IRC. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Employee Benefit Plans (other than routine claims for benefits) are pending or, to the Knowledge of Sellers, threatened, and Sellers have no Knowledge of any facts which could reasonably be expected to give rise to any actions, suits, complaints, charges, proceedings, hearings, investigations, or demands. No Plan that is subject to the funding requirements of Section 412 of the IRC or Section 302 of ERISA has incurred any accumulated funding deficiency as such term is defined in such Sections of ERISA and the IRC, whether or not waived. No liability to the Pension Benefit Guaranty Corporation (PBGC) (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title

IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or, to Sellers' Knowledge, threatened the termination of any Plan. None of the Company Assets are the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the IRC, Sellers have not been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the IRC, and neither Sellers, nor any officers or directors of Sellers, has Knowledge of any facts which could reasonably be expected to give rise to such lien or such posting of security.

            (e) Each Plan that is intended to be qualified under Section 401(a) of the IRC, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the IRC of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

            (f) No underfunded defined benefit plan (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c),(m) and (o) of the IRC) of which Sellers are a member or were members during such five-year period.

            (g) As of the Closing Date, the fair market value of the assets of each Plan that is a defined benefit pension plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit pension plan terminating on such date. With respect to each Plan that is subject to the funding requirements of Section 412 of the IRC and Section 302 of ERISA, all required or recommended contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date, and including all quarterly contributions required in accordance with Section 412(m) of the IRC) shall have been made. With respect to each other Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No Plan has any unfunded liabilities.

            (h) The Managers and Board of Directors of Sellers, as the case may be, (or committees or officers authorized by such Board) has authority to amend or terminate the Employee Benefit Plans at any time without limitation (subject to the requirements of ERISA), and neither the consideration or implementation of the transactions contemplated under this Agreement nor the amendment or termination of any or all of the Employee Benefit Plans on or after the date of this Agreement will increase (A) the obligation of Sellers to make contributions or any other payments to fund benefits accrued under the Employee Benefit Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Employee Benefit Plans.

               (i) With respect to each Plan, Sellers have provided Recycling with true, complete and correct copies, to the extent applicable, or (A) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (B) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (C) the two most recent actuarial reports, (D) the two most recent financial statements, and (E) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

               (j) Except as provided on Schedule 4.17(j), Sellers do not provide any post-retirement or post-employment health, life insurance, accident or other welfare-type benefits. Schedule 4.17 (j) includes the recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations with respect to Employee Benefit Plans and benefits listed thereon, if any.

     4.18 CURTAILMENT OF OPERATIONS. No labor disputes or work stoppages involving the Business are pending or, to the Knowledge of the Company and the Members, threatened which, either singly or in the aggregate, might have a Material Adverse Effect on the Business. To the Knowledge of the Company and the Members, no material customer of or supplier to the Business is involved in, or affected by, any dispute, arbitration, lawsuit, or administrative proceedings which might have a Material Adverse Effect on the Business.

     4.19 EMPLOYEE RELATIONS. The Company is not a party to a collective bargaining agreement and the Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment (including issues related to independent contractor status of personnel) and wages and hours, and the Company has not and is not engaged in any unfair labor practice. To the Knowledge of the Company and the Members, there have been no organization efforts by any trade unions within the last five years.

     4.20 INSURANCE. Schedule 4.20 lists all insurance policies maintained by the Company relating to the Business or the Owned Facilities, copies of which have been provided to RII Sub, which cover the Company Assets or the Business, the nature of such policies, the amount and types of coverage, and the name of the insurers and expiration dates. The Company has paid all premiums and other amounts due on such policies and will not cancel any insurance or permit any insurance to lapse or terminate prior to the Closing.

     4.21 RELATIONSHIPS. Except as described on Schedule 4.21, no officer or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, stockholder or employee of, any corporation, firm, association or business organization which is a manufacturer for, or client, supplier, customer, lessor, lessee, or competitor or potential competitor of, the Business. The Business is not indebted to any officer, director, partner, or employee of the Company except with respect to accrued but unpaid compensation and other Ordinary Course employment benefits or except as described on Schedule 4.21(which are not being assumed by RII Sub hereunder), to any entity in which any such Person has a financial interest.

     4.22 NO MATERIAL CHANGES PRIOR TO CLOSING DATE. Up until the Closing Date, the Business will be operated in the Ordinary Course of Business.

     4.23 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of the Company or the Members is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

     4.24 EMPLOYEE TRANSITION. Schedule 4.24 lists all employees of the Sellers who work or are customarily stationed at the Owned Facilities, their term of employment, compensation history (including bonus, if any), benefits and accrued vacation and other amounts payable to each employee. On or before the first day subsequent to the Closing Date, the Sellers will terminate all employees of the Business and will pay all compensation due such employees on or before the first day subsequent to the Closing. RII Sub will not assume or otherwise be responsible for any salaried or hourly health and life insurance obligations incurred prior to the Closing for any employee, nor for payment of claims to insureds, or payment of any premiums for coverage prior to the Closing Date; RII Sub will not assume any liabilities either to former employees or the employees of the Sellers who are hired by RII Sub after the Closing. The Sellers agree that all liabilities of the Business to employees will be retained by the Sellers, including those accruing by reason of termination by the Sellers. RII Sub shall have the right, in its sole discretion, to determine which of the Sellers' employees it will hire following the Closing.

     4.25 ENVIRONMENTAL MATTERS. Except as may be provided in the Environmental Studies to be performed as contemplated by Section 8.1 of this Agreement, copies of which will be delivered to RII Sub prior to the Closing as provided in Section 8.1, or disclosed on Schedule 4.25, the Company and the Members have no Knowledge of any Environmental Liabilities, actual or expected, relating to the Business or the Owned Facilities, or of any environmental conditions on any other real property that could reasonably be expected to result in an Environmental Liability to the Business.

     4.26 COMPLIANCE WITH ADA. To the Knowledge of the Company and the Members, the Company has not received any notice, order, summons or other document alleging or asserting noncompliance with the Americans with Disabilities Act of 1991, 42 U.S.C. Sections 12111, 12112 and 12209, as amended, or any similar applicable state regulations.

     4.27 DISCLOSURE. None of the Transaction Documents issued by the Company or the Members and furnished or to be furnished to Recycling contains or will contain any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained therein not misleading.

     4.28 BEST EFFORTS. The Company and the Members will use their best efforts to timely apply for and obtain all permits, consents and approvals, to complete any due diligence deemed necessary by the Company and the Members and take such other actions in order to complete the Transaction by the Closing Date. The Company and the Members will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Acquisition and the intentions of this Agreement.

                              ARTICLE 5

                    REPRESENTATIONS OF RECYCLING

     As an inducement to the Company and the Members to enter into this Agreement and to complete the Transaction and with the knowledge that the Company and the Members will rely thereon, RII Sub and the Parent jointly and severally represent and warrant to the Company and the Members that all of the representations and warranties in this Article 5 are true, correct and complete as of the date of this Agreement, and as of the Closing.

     5.1 DUE INCORPORATION AND QUALIFICATION OF RII SUB. RII Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and lawful authority to carry on its business as now being conducted. RII Sub is duly qualified as a foreign corporation to transact business in Wisconsin.

     5.2 ARTICLES OF INCORPORATION AND BYLAWS. On or before the Closing Date, RII Sub and the Parent will deliver to the Company true and complete copies of their respective Articles of Incorporation and Bylaws, each as certified by the Parent's corporate secretary, as then in effect.

     5.3 AUTHORITY OF RII SUB AND THE PARENT. RII Sub and the Parent have full power and authority to execute and deliver this Agreement and the other Transaction Documents and to carry out the Transaction and each has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents are valid and binding agreements of RII Sub and the Parent, enforceable in accordance with their terms. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required in order to enable RII Sub or the Parent to enter into and perform its obligations under this Agreement and the other Transaction Documents, and neither the execution and delivery of this Agreement and the other Transaction Documents nor the completion of the Transaction will, with respect to RII Sub and the Parent, individually:

            (a) Violate its Articles of Incorporation or Bylaws or any other organizational document, or constitute a breach of any evidence of indebtedness or agreement to which it is a party, except where such breach would not have a Material Adverse Effect;

            (b) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality; or

            (c) Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to it.

     5.4 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of RII Sub or the Parent is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

     5.5 BEST EFFORTS. RII Sub and the Parent will use their best efforts to timely apply for and obtain all permits, consents and approvals, to complete any due diligence deemed necessary by RII Sub and the Parent, and to take such other actions in order to complete the Transaction by the Closing Date. RII Sub and the Parent will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Acquisition and the intentions of this Agreement.


                               ARTICLE 6

                 REPRESENTATIONS OF THE PARENT RELATED TO THE
                          STOCK CONSIDERATION

     As an inducement to the Sellers and the Members to enter into this Agreement and to complete the Transaction and with the knowledge that the Sellers and the Members will rely thereon, the Parent represents and warrants to the Sellers and the Members that all of the representations and warranties in this Article 6 are true, correct and complete as of the date of this Agreement, and as of the Closing.

     6.1 STATUS. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Parent is authorized to issue preferred stock and common stock. The Parent has taken all necessary corporate action to create the Parent Series M Preferred Stock and to reserve a sufficient number of shares of common stock which may be issued upon conversion thereof. The preferred stock, when issued in accordance with the provisions of this Agreement will be lawfully issued as fully paid, nonassessable preferred shares of the Parent, and the common stock issuable upon conversion of the Parent Series M Preferred Stock, when issued in accordance with the conversion terms of said preferred stock, will be lawfully issued as fully paid, nonassessable common shares of the Parent.

     6.2 1934 ACT REPORTING. The Parent is registered under Section 12(g) of the 1934 Act, and in accordance therewith the Parent files periodic reports, proxy statements, and other informational reports required under the 1934 Act. The Parent has filed with the SEC all reports it is required to file under the 1934 Act. The Parent's common stock is traded publicly in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "RECY."



                                   ARTICLE 7

                               REGULATORY COMPLIANCE

     7.1 BULK SALES COMPLIANCE. Recycling hereby waives compliance by the Company of the provisions of the bulk sales or bulk transfer law of the State of Wisconsin, subject to the indemnification provided in Section 12.2.

     7.2    COBRA.  The Company has complied with the provisions of COBRA, Pub.
L. No. 99-272, 99th Cong., 2d Sess. (1987), and any similar statute, relating to continuation of health benefits to employees as they apply to the transaction contemplated hereby. The Company has complied with all COBRA requirements for all persons who were participants in the Company's medical benefit plans prior to the Closing Date or who became eligible for COBRA due to qualifying events that occurred under the Company's medical benefit plans prior to the Closing Date. Any liabilities for COBRA claims or COBRA administration that relate to the Company's medical benefit plans as in existence on or prior to the Closing Date shall be the responsibility of the Company, the Sellers and Members. The Sellers and the Members will reimburse Recycling for the amount of any COBRA benefit claims that Recycling's medical plan pays to persons who become eligible for COBRA due to a qualifying event that occurred under the Company's medical benefit plan on or prior to the Closing date.


     7.3 OTHER. The parties shall prepare and promptly file all reports, documents or notices with appropriate regulatory or other governmental authorities, as may be required of them.

                                   ARTICLE 8

                COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

     The parties hereto covenant and agree that between the date hereof and the Closing Date:

     8.1    ENVIRONMENTAL STUDIES.

               (a) The Company has delivered to Parent the most recent ASTM E 1527-97 Phase I Environmental Site Assessments and a completed ASTM Transaction Screen Process for the Owned Facilities and RII Sub has engaged an environmental auditing firm ("EAF") to update the Environmental Studies and to take soil samples for each parcel of real property (the Phase I and the studies and reports prepared by the EAF are collectively referred to as the Environmental Studies"). [CONFIDENTIAL TREATMENT REQUESTED]

     8.2 TITLE INSURANCE. The Company will deliver to Recycling its most recent title policy with respect to the Owned Facilities. The Company will cooperate with Recycling as necessary to allow it to obtain a title insurance commitment for an owner's and lender's title policy, at Recycling's expense, including obligations to issue endorsements as may be required by RII Sub, with respect to the Owned Facilities, using a current State of Wisconsin standard form of American Land Title Association Owner's Title Insurance Commitment issued by a title insurer satisfactory to RII Sub in the amount allocated by the parties on Schedule 3.4 to the Owned Facilities, insuring title to the Owned Facilities to be in RII Sub as of the Closing Date, subject only to encumbrances, covenants, conditions, restrictions, reservations and easements filed of record and such exceptions and exclusions as provided in this Agreement as are reasonably acceptable to RII Sub. Such title commitment is to contain a complete copy of each easement, restriction, limitation, or condition of title which is referred to therein that burdens or benefits said real property and shall insure against all possible contractors', suppliers' and mechanics' lien claims. The costs and premium for the owner's policy of title insurance, including the cost of any endorsements to the owner's policy of title insurance which may be requested by Recycling and the cost of the mortgagee's policy of title insurance shall be paid by Recycling.

     8.3 SURVEY. The Company will cooperate with Recycling to the extent necessary to allow Recycling to obtain a survey of each of the Owned Facilities, at Recycling's expense, certified to RII Sub, any mortgagee of RII Sub, and the title insurer issuing title insurance in the Transaction as provided in Section 8.2, prepared by a licensed surveyor and conforming to Minimum Technical Standards adopted by the Wisconsin Society of Professional Surveyors, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, setback requirements, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

     8.4 ASSUMED CONTRACTS. The Company will use its best efforts to obtain the written consent to the assumption by RII Sub of each of the Assumed Contracts which require such consent.

     8.5 CONDUCT OF BUSINESS. After execution of this Agreement and continuing up to the Closing, the Company will:

            (a) operate the Business only in the Ordinary Course and without consent of RII Sub (which consent will not be unreasonably withheld or delayed), will not (i) make any capital expenditures which individually are greater than $25,000 or which in total aggregate more than $50,000 or (ii) enter into any contract which is not terminable upon less than 60 days notice;

            (b) provide prompt notice to RII Sub of any material change, including but not limited to the institution of legal proceedings by or against the Company; and

            (c) provide Recycling with such additional financing and other information as may be reasonably requested by Recycling and available to the Company without undue expense.

     8.6 PRESERVATION OF BUSINESS. The Company shall exert reasonable efforts in the Ordinary Course to preserve the Business, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill. The Company will provide to RII Sub a mailing list of all customers whose annual purchases from the Business were $25,000 or more in the 12 month period ended May 1, 1998, and a listing of their accounts on the Closing Date to permit RII Sub to send announcements to the customers after the Closing Date.

     8.7 NOTICE OF EVENTS. The Company and the Members shall promptly notify RII Sub and Parent with reasonable specificity of: (1) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement; or
(2) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule, Exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not render any of the representations, warranties or other agreements of the Company or the Members materially misleading.

     8.8    EXAMINATIONS AND INVESTIGATIONS.

            (a) Prior to the Closing Date, during normal business hours between 8:00 a.m. and 5:00 p.m., Central Daylight Time, Monday through Friday, or such other hours as to which the parties mutually agree, Recycling shall be entitled, upon prior reasonable written notice to the Company, through its employees and representatives, including counsel, lenders, appraisers and accountants, to make such investigation of the assets, properties, business and operations of the Business, and such examination and copies of the books, records and financial condition of the Business as Recycling deems necessary; provided, however, that such investigation and examination shall not interfere with the operation of the Business. No review, examination or investigation by Recycling shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company and the Members under this Agreement.

            (b) Recycling will treat and hold any information or documents obtained from the Company concerning the Business or the Company Assets as confidential and will not use any of such Confidential Information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, Recycling will return to the Company all tangible embodiments (and all copies) of such confidential information which are in its possession and Recycling agrees that it shall not use any Confidential Information to its own advantage for any purpose whatsoever. In the event Recycling is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation, demand, or similar process), to disclose any such confidential information, Recycling will notify the Company promptly of the request so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 8.8. If, in the absence of a protective order or the receipt of a waiver hereunder, Recycling is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Recycling may disclose such information to the tribunal; provided, however, that Recycling shall use its best efforts to obtain, at the reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed as the Company shall designate. For purposes of this Section 8.8(b), the term "Confidential Information" shall mean information which is used in the business of the Company, whether or not designated by the Company as confidential, and (a) is proprietary to, about or created by the Company, or (b) gives the Company a competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which would be detrimental to the interests of the Company. Confidential Information does not include information used in the business of the Company that (a) becomes generally available to the public other than as a result of the disclosure by Recycling, or (b) was available or becomes available to Recycling on a non-confidential basis prior to its disclosure to Recycling by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential): (c) Internal personnel and financial information of the Company, purchasing and internal cost information, internal service and operational manuals and the manner and methods of conducting the business of the Company (d) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its subsidiaries which have been or are being discussed; (e) Customer services and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company; and (f) Confidential and proprietary information provided to the Company by any past, present or potential customer (an individual or entity that is being actively solicited by the Company for business), government agency or other third party (including businesses, consultants and other entities and individuals).

     8.9 NO NEGOTIATION BY THE COMPANY OR THE MEMBERS. Between the date hereof and the earlier of (1) the Closing Date; and (2) the date of termination of this Agreement, neither the Members nor the Company shall, directly or indirectly:

            (a) Solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than Recycling) relating to any acquisition or purchase of assets (other than sales of Inventory in the Ordinary Course) of, or any equity interest in, the Company Assets or any exchange offer, merger, consolidation, purchase of assets, liquidation, dissolution or similar transaction involving the Company Assets (each, an "Acquisition Proposal");

            (b) Enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Person (other than Recycling and its representatives) any information with respect to the Company Assets, other than in the Ordinary Course of Business; or

            (c) Otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Recycling) to do or seek any of the foregoing.

     The Company and the Members will notify Recycling immediately if any such Acquisition Proposal is received or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will set forth in detail the terms or other particulars thereof.

     8.10 REMOVAL OF WASTE MATERIALS. Except as specifically set forth in the Environmental Studies, the Company shall remove, at its cost, all trash, waste oil, tires and any other similar waste materials, hazardous materials, or other materials or substances which are currently regulated by or currently form the basis of liability under any environmental laws from the Owned Facilities prior to the Closing.


                                     ARTICLE 9

                       CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF RECYCLING TO CLOSE

     The obligation of Recycling to enter into and to complete the Transaction is subject to the fulfillment on or prior to the Closing Date (or such earlier date as is set forth in this Agreement) of the following conditions, any one or more of which may be waived by Recycling only in writing:

     9.1 REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of the Company and the Members contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. The Company and the Members shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company and the Members shall have delivered to Recycling certificates, dated the Closing Date, to such effect.

     9.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction shall have been obtained and all shall have been transferred to the name of RII Sub.

     9.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts or other agreements that may be required in connection with the performance by the parties of their respective obligations under this Agreement or the continuance of any Assumed Contracts or other agreements without material modification after the Closing Date shall have been obtained.

     9.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction or to seek damages or a discovery order in connection with the Transaction, or that has or could reasonably be expected to have a Material Adverse Effect on the Company Assets or the Business.

     9.5 REAL PROPERTY. RII Sub shall receive good and insurable title by special warranty deed for the Owned Facilities in proper form for recording in the State of Wisconsin and the Owned Facilities shall be free and clear of any Security Interest (other than those to be discharged at Closing), but subject to
(i) installments of special assessments not yet delinquent, (ii) covenants, conditions, restrictions, reservations, encroachments, and easements filed of record, (iii) matters shown by the survey and title policy contemplated by Sections 8.2 and 8.3, and (iv) other restrictions which do not impair the current use or occupancy, or the marketability of title, of the property subject thereto.

     9.6 NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, financial condition or results of operations of the Company.

     9.7 SUBSCRIPTION AGREEMENT. The Parent shall have received from the Company, the Sellers and/or the Members the Subscription Agreement for the Consideration Stock in the form attached hereto as EXHIBIT B.

     9.8 TRANSFER DOCUMENTS. RII Sub shall have received assignments and such other instruments of sale, transfer, conveyance and assignment transferring all of the Company Assets from the Company to RII Sub, each in proper legal form to transfer the Company assets under applicable law.

     9.9 LEGAL OPINION. Recycling shall have received from legal counsel to the Company in the form attached hereto as EXHIBIT D.

     9.10 Environmental Escrow Agreement. RII Sub shall have received from the Company the Environmental Escrow Agreement in the form attached hereto as EXHIBIT C.

     9.11   Intentionally Omitted

     9.12 SATISFACTION WITH DUE DILIGENCE, FINANCIAL PERFORMANCE AND APPROVAL. Recycling shall be satisfied, in its reasonable discretion, with
(a) the results of its legal, accounting and financial due diligence investigation of the Company and its operations, including, without limitation, the results of the Environmental Studies, and (b) the Company's financial performance up to the Closing Date. Further, the terms and conditions of this Agreement shall have been approved by Recycling's senior management, its Board of Directors, and the Lender, each in their sole discretion.

     9.13 EMPLOYMENT AND CONSULTING AGREEMENTS. In order to allow for a smooth transition in ownership of business, RII Sub or Parent shall have entered into employment or consulting agreements with the individuals listed on Schedule
9.13 in the forms attached as EXHIBIT E.

     9.14 NON-COMPETITION AGREEMENTS. Recycling shall have received from the Members, executed Non-Competition Agreements in the forms attached as EXHIBIT F.

     9.15 CERTIFICATES, ETC. OF MEMBERS AND THE COMPANY. The Members and the Company shall have delivered all certified resolutions, certificates, documents or instruments with respect to the Company's authority and such other matters as RII Sub's and the Parent's counsel may have reasonably requested prior to the Closing Date.

     9.16 PAYMENT OF SALES OR USE TAXES BY THE COMPANY. The Company shall have paid all sales or use taxes, payable under the laws of the State of Wisconsin, as a result of the completion of the Transaction.

     9.17 APPROVAL OF COUNSEL TO RECYCLING. All actions and proceedings hereunder and all documents or other papers required to be delivered by the Company hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by legal counsel to Recycling, as to their form, which approval shall not be unreasonably withheld or delayed.


                                    ARTICLE 10

              CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY
                               AND MEMBERS TO CLOSE

     The obligations of the Company and the Members to enter into and to complete the Transaction is subject to the fulfillment on or prior to the Closing Date (except for a sooner date, if so provided) of the following conditions, any one or more of which may be waived by the Company and the Members only in writing:

     10.1 REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Recycling contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Recycling shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Recycling shall have delivered to the Company certificates, dated the Closing Date, to such effect.

     10.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction shall have been obtained.

     10.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts or other agreements that may be required in connection with the performance by the parties of their respective obligations under this Agreement or the continuance of any Assumed Contracts without material modification after the Closing Date shall have been obtained.

     10.4 NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, financial condition or results of operations of RII Sub or the Parent on a consolidated basis.

     10.5 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction, or to seek damages or a discovery order in connection with the Transaction, or that has or could reasonably be expected to have a Material Adverse Effect on the assets, properties, businesses, operations or financial condition of RII Sub or the Parent.

     10.6 SATISFACTION WITH DUE DILIGENCE. The Company shall be satisfied, in its reasonable discretion with the results of its due diligence investigation of Recycling.

     10.7 DESIGNATION OF STOCK CONSIDERATION. There shall have been delivered to the Company and the Members a certified copy of the Certificate of Designations, Rights and Preferences of the Parent Series M Preferred Stock.

     10.8 LEGAL OPINION. The Company shall receive an opinion from counsel to the Parent in the form attached hereto as EXHIBIT G.

     10.9 THE PURCHASE PRICE. RII Sub and the Parent shall have paid to the Company the full Purchase Price for the Company Assets (less any amounts to be placed in the Environmental Escrow Account) and executed and delivered all documents related thereto.

     10.10 ASSUMPTION OF ASSUMED CONTRACTS. The Company shall have received RII Sub's signed Assignment and Assumption Agreement related to the Assumed Contracts.

     10.11 ENVIRONMENTAL ESCROW AGREEMENT. The Company and the Members shall have received from RII Sub and Parent the Environmental Escrow Agreement in the form attached hereto as

EXHIBIT C.

     10.12 EMPLOYMENT AGREEMENTS. RII Sub or Parent shall have entered into employment agreements with the Members in the forms attached as EXHIBIT E.

     10.13 APPROVAL OF COUNSEL TO THE COMPANY AND THE MEMBERS. All actions and proceedings hereunder and all documents or other papers required to be delivered by RII Sub and the Parent hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by legal counsel to the Company and the Members as to their form, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE 11

                        ACTIONS TO BE TAKEN AT THE CLOSING

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

     11.1 TRANSFER DOCUMENTS. The Company shall deliver duly executed transfer documents and/or instruments of assignment, including without limitation a Bill of Sale.

     11.2 ASSIGNMENT AND ASSUMPTION AGREEMENT. The Company shall deliver any required written consents to the assumption by RII Sub of the Assumed Contracts and the Company and Recycling will enter into an assignment and assumption agreement with respect to such Assumed Contracts.

     11.3 THE PURCHASE PRICE. RII Sub shall deliver to the Company the Purchase Price.

     11.4 SUBSCRIPTION AGREEMENT. The Company shall deliver to the Parent the Subscription Agreement.

     11.5 NON-COMPETITION AGREEMENTS. The Members shall deliver to RII Sub and the Parent their duly executed Non-Competition Agreements.

     11.6 EMPLOYMENT AND CONSULTING AGREEMENTS. RII Sub and the individuals listed on Schedule 9.13 shall enter into employment agreements.

     11.7 ENVIRONMENTAL ESCROW AGREEMENT. RII Sub, Parent, the Sellers and the Members shall enter into the Environmental Escrow Agreement with a third party escrow agent and $585,000 shall be delivered into the Environmental Escrow Account created thereby.

     11.8 CLOSING ON REAL PROPERTY. Immediately prior to the Closing, the documents set forth below in subsections (a) through (d) shall have been duly executed and delivered to Lawyer's Title

(title company) and Lawyer's Title shall conduct the Closing as it relates to the purchase of the Owned Facilities and shall deliver to the appropriate parties the executed documents related thereto. All of the documents delivered in connection with the sale and conveyance of the Owned Facilities shall be deemed to be part of the "Transaction Documents" as defined in
Section 1.38.

            (a) The special warranty deed for the Owned Facilities in proper form for recording in the State of Wisconsin, conveying the Owned Facilities from Lewinsky to RII Sub.

            (b) The special warranty deed for the Owned Facilities in proper form for recording in the State of Wisconsin, conveying the Owned Facilities from A&A Investment Acquisitions, LLC to RII Sub.

            (c) The owner's Title Insurance Policy Commitment provided by Lawyer's Title, including the list of endorsements to be issued in connection therewith.

            (d) A funds flow statement (the "Funds Flow Statement") prepared jointly by the attorneys for Recycling and the Company (and the Sellers) at least one business day prior to the Closing which shall detail the gross proceeds and all adjustments related to allocation of expenses to the parties at the Closing.

     11.9 CERTIFICATES OF THE COMPANY. The Company shall deliver to RII Sub a closing certificate dated the Closing Date, in a form reasonably satisfactory to RII Sub, as contemplated by Section 9.1. Such certificate shall be signed on behalf of the Company by Steven Lewinsky as President of the Company.

     11.10 CERTIFICATE OF THE MEMBERS. The Members shall deliver to RII Sub a closing certificate dated the Closing Date, in a form reasonably satisfactory to RII Sub, as contemplated by Section 9.1.

     11.11 CERTIFICATE OF RECYCLING. Recycling shall deliver to the Company certificates dated the Closing Date, in a form reasonably satisfactory to the Company, as contemplated by Section 10.1. Said certificate shall be signed on behalf of Recycling by an executive officer of Recycling.

     11.12 LEGAL OPINION DELIVERED TO RECYCLING. Recycling shall have received from legal counsel to the Company and the Members, the legal opinion required by Section 9.9, which shall be addressed to Recycling and the Lender.

     11.13 LEGAL OPINION DELIVERED TO THE COMPANY AND THE MEMBERS. The Company and the Members shall have received from legal counsel to RII Sub and the Parent, the legal opinion required by Section 10.8.

     11.14 TITLES TO VEHICLES. The Company shall deliver to RII Sub duly executed assignments of titles to all vehicles included in the Company Assets free and clear of any Security Interests, other than vehicles leased pursuant to Assumed Contracts.

                                  ARTICLE 12

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of five years after the Closing Date with the exception of the representations and warranties contained in Sections 4.5, which shall survive for a period of time which is equal to the statute of limitations period applicable to the respective Tax liability or liability under the Hart-Scott-Rodino Act or similar state law being asserted.

     12.2   INDEMNITY AGREEMENTS OF THE COMPANY AND THE MEMBERS.

            (a) The Company, the Sellers and the Members, jointly and severally, shall indemnify, defend, reimburse and hold harmless RII Sub and the Parent, and their respective directors, officers and agents, from and against any and all Liabilities costs and expenses resulting from:

               (1) any inaccuracy in, or breach of, any representation or warranty or nonfulfillment of any covenant on the part of the Sellers or the Members contained in this Agreement;

               (2) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of the Sellers or the Members contained in any Transaction Document furnished to RII Sub or the Parent by the Company or the Members;

               (3) all federal, state, county, local, foreign and other taxes, including income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, and any penalties or interest, whether or not measured in whole or in part by net income required to be paid by the Company or the Members relating to the Business through the Closing Date which are not paid by either the Company or the Members and which RII Sub or the Parent pays other than those being contested in good faith as set forth in the Disclosure Schedules or as otherwise permitted under this Agreement;

               (4) any and all negligence claims relating to the Business or the Company Assets arising out of occurrences and events prior to the Closing Date;

               (5)  any liability of the Company not expressly assumed by RII
Sub;

               (6) any infringement claim related to any patent, invention, trade secret, trademark, service mark, trade name or copyright where the infringement alleged is related to products designed by the Company prior to the Closing Date unless subsequently modified by RII Sub in a manner which renders the product to be infringing;

               (7) any liabilities to employees of the Business that arise as a result of actions of the Company prior to the Closing Date;

               (8) the failure of the Company or the Sellers to comply with the bulk sales or bulk transfer laws of the State of Wisconsin;

               (9) reasonable fees and disbursements of counsel incident to any of the foregoing.

            (b) ENVIRONMENTAL INDEMNITY. The Sellers and the Members, jointly and severally, shall indemnify, defend, reimburse and hold harmless Recycling from and against any and all claims, demand, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses actually incurred by Recycling that are the result of (i) the violation by the Company or the Members of any Environmental Laws or any orders, requirements, or demands of any governmental authorities related thereto or
(ii) any Environmental Liabilities arising under Environmental Laws, in each case related to events or circumstances of, involving, relating or affecting in any manner whatsoever the Company, the Business, the Company Assets, the Members or other parties from whom the Company or the Members assumed or are otherwise responsible for their liabilities occurring on or before the Closing Date (collectively, "Environmental Claims"), provided, however, that such indemnification obligation shall only exist if the Environmental Claims result from an inaccuracy in or breach by the Sellers or the Members of any representation or warranty contained in this Agreement, or from a breach by the Sellers or the Members of any covenant contained in this Agreement if such inaccuracy or breach relates to Environmental Laws or Environmental Liabilities.

            (c)  [CONFIDENTIAL TREATMENT REQUESTED]

     12.3 INDEMNITY AGREEMENT OF RII SUB AND THE PARENT. RII Sub and the Parent shall jointly and severally indemnify, defend, reimburse and hold harmless the Company and the Members from and against:

            (a) any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses pertaining to the Company Assets and Business which arise from any event occurring on or after the Closing resulting from:

                 (1) any inaccuracy in, or breach of, any representation and warranty or nonfulfillment of any covenant on the part of RII Sub or the Parent contained in this Agreement;

                 (2) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of RII Sub or the Parent contained in any Transaction Document furnished or to be furnished to the Company by RII Sub or the Parent pursuant to this Agreement;

                 (3) any Liability of the Company arising out of the Assumed Contracts;

                 (4) any infringement claim related to any patent, invention, trade secret, trademark, service mark, trade name or copyright where the infringement alleged is related to products designed by Recycling after the Closing Date;

                 (5) any liabilities to employees of the Business that arise as a result of actions of RII Sub or the Parent after the Closing Date;

                 (6) any and all Liabilities relating to the Business or the Company Assets arising out of occurrences and events after the Closing Date;

                 (7) all federal, state, county, local, foreign and other taxes, including income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, and any penalties or interest, whether or not measured in whole or in part by net income required to be paid by RII Sub relating to the Business after the Closing Date which are not paid RII Sub or the Parent and which the Company or the Members pay;

                 (8) any and all negligence claims relating to the Business or the Company Assets arising out of occurrences and events after the Closing Date; and

                 (9) reasonable fees and disbursement of counsel incident to any of the foregoing.

            (b) Notwithstanding the foregoing, Recycling's liability pursuant to this section 12.3 will be subject to the following limitations:

     (i) Recycling shall not be liable for any Losses described above unless and until the aggregate amount of all such Losses (exclusive of any liabilities for Environmental Remedial Activities) described in such section exceeds $25,000, after which point the indemnifying party will be obligated, to the extent required by this section, to indemnify the indemnified parties for all such amounts incurred in excess of such amount.

     (ii) The maximum amount of indemnification payable by Recycling in no event shall exceed $3,000,000.


12.4 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS

            (a)  NOTICE OF CLAIM AND DEFENSE.

               (1) The party seeking indemnification under this Article 12 shall give the party from whom indemnification is sought prompt written notice of the assertion of any third party claim of which said party has knowledge which is covered by the indemnity agreements set forth in Section
12.2 or Section 12.3, and the party obligated to indemnify will undertake the defense thereof by representatives chosen by the party obligated to indemnify but reasonably acceptable to the party seeking indemnification.

            (b) If the party obligated to indemnify, within a reasonable period of time after notice of any such claim fails to defend, the party seeking indemnification will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the party obligated to indemnify, subject to the right of the party obligated to indemnify to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

               (1) PAYMENT OF SUMS DUE. After any final, non-appealable judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been completed, or the parties shall have arrived at a mutually binding agreement, with respect to each separate third party claim indemnified by the party obligated to indemnify, the party seeking indemnification shall forward to the party obligated to indemnify notice of any sums due and owing (and the times when due) by the party seeking indemnification with respect to such claim and the party obligated to indemnify shall pay such sums to the party seeking indemnification in cash, within 30 days after the date of such notice or, if any such sums are due more than 90 days after the date of such notice, ten days prior to the date each such sums are due.

               (2) In no event will the party seeking indemnification consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the party obligated to indemnify, which consent shall not be unreasonably withheld or delayed.

     12.5 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Each of the parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such parties shall disclose to the others all relevant information relating to such dispute.

     12.6   FEES AND EXPENSES.  Notwithstanding any other provision in this
Article 12, in the event of any dispute or controversy between any of the parties to this Agreement, the prevailing party in such dispute shall, in addition to any other remedies the prevailing party may obtain in such dispute, be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder.

     12.7 LITIGATION SUPPORT. If, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (1) any transaction contemplated hereunder, or (2) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefor under this Article 12.

     12.8 ADJUSTMENTS. The parties shall make appropriate adjustments for tax benefits and insurance coverage, to the extent actually received, in determining the extent to which a party is obligated to indemnify under this
Article 12.

     12.9 EXCLUSIVE REMEDY. Except with respect to Environmental Claims, the parties acknowledge and agree that the foregoing indemnification provisions in this Article 12 shall be the exclusive remedy of the parties with respect to each other and the Transaction.



                                  ARTICLE 13

                          TERMINATION OF AGREEMENT

     13.1 TERMINATION. This Agreement may be terminated prior to or on the Closing Date as follows:

            (a) At the election of RII Sub or the Parent at any time prior to Closing if:

               (1) if any one or more of the material conditions precedent to the obligation of Recycling to close has not been fulfilled as of the Closing
Date or such earlier date as provided in the applicable provision; or, if the Company or the Members has breached any material representation or warranty, or failed to perform any material covenant or agreement contained in this Agreement, provided, however, the defaulting party shall have at least 15 days' notice to cure any such breach, except that in no event shall Closing Date be extended by virtue thereof.


            (b) At the election of the Company or the Members at any time prior to Closing if:

               (1) any one or more of the material conditions precedent to the obligation of the Company and the Members to close has not been fulfilled as of the Closing Date; or

               (2) RII Sub or the Parent has breached any material representation or warranty, or failed to perform any material covenant or agreement contained in this Agreement; provided, however, RII Sub and the Parent shall have at least 15 days' notice to cure any such breach, except that in no event shall Closing Date be extended by virtue thereof.

            (c) At the election of any party to this Agreement, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other Person directed against the completion of the Transaction and any of the parties, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.

            (d) At any time on or prior to the Closing Date, by mutual written consent of the parties.

            (e) At any time after May 31, 1998, time being of the essence, unless extended pursuant to Section 3.5, by the election of the Company or Recycling.

     13.2 SURVIVAL. If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto shall have any liability in respect of such termination, except that (i) any party shall be liable to the extent that failure to satisfy the conditions contained herein results from the intentional or willful violation of the representations, warranties, covenants or agreement of such party under this Agreement and (ii) the provisions of Section 14.1 and
Section 8.8 relating to Confidential Information shall survive the termination of this Agreement for a period of one year.


                                  ARTICLE 14

                       CERTAIN ADDITIONAL AGREEMENTS

     14.1   PUBLIC STATEMENTS; CONFIDENTIALITY OF INFORMATION.

            (a) No party will make any public disclosure (including, without limitation, disclosure to the Company's employees or customers) of this Agreement, the Acquisition, the Purchase Price or the other terms and conditions of the Transaction without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, provided that the foregoing shall not preclude any party from making any disclosure which, in the opinion of its or his counsel, is required to be made under applicable federal and state securities laws. In no event shall any disclosure be made without giving the other party an opportunity to comment on the proposed disclosure. Notwithstanding the above, Recycling may issue a press release announcing the transactions contemplated hereby at any time prior to or after the execution hereof without such action constituting a breach of this agreement.

            (b) Subject to the Parent's obligation as a public company to issue appropriate public announcements of material events, and subject to this Section 14.1 hereof, each party will maintain the confidentiality of all non-public information obtained from any other party.

            (c) Notwithstanding anything in this Agreement to the contrary, the Environmental Studies and Remediation Estimate described in this Agreement under Section 8.1 above, shall remain confidential and Recycling shall not make any disclosures of these studies or estimates to any Person (other than its legal counsel, independent accountants and lenders) without the prior written approval of the Company.

     14.2 REASSIGNMENT OF THE COMPANY RECEIVABLES. On the 95th day after the Closing Date, RII Sub shall have the right to reassign to the Company any or all of the Company Receivables which have not been collected within 90 days of the Closing as provided in Section 2.5. Such reassignment shall only occur upon delivery of documentation reasonably acceptable to the Company which transfers all right, title and interest in the Company Receivables to the Company. RII Sub agrees not to compromise any Company Receivable and to use commercially reasonable efforts to collect the Company Receivables during the 90 day period, but shall not be required to engage a collection agent or commence arbitration or litigation to collect. Within 15 days after reassignment of any of the Company Receivables under this provision, the Company shall reimburse RII Sub dollar-for-dollar for the Company Receivables so reassigned with such payment being made in immediately available funds.

     14.3 EXPENSES; SALES TAX. Each party shall pay its own costs and expenses, including the fees and disbursements of its respective counsel, in connection with the negotiation, preparation and execution of this Agreement and completion of the Transaction whether or not the Transaction is completed. the Company shall pay all sales or use taxes, payable under the laws of the State of Wisconsin.

     14.4 WAIVERS AND CONSENTS. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

     14.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when: (1) personally delivered; or (2) three business days after mailing, postage prepaid, by certified mail; or (3) when delivered (and receipted for) by an overnight delivery service; or (4) when delivered by facsimile transmission for which automatic confirmation has been received, addressed in each case as follows:

     IF TO RII SUB OR THE PARENT:

     Thomas J. Wiens, Chairman and CEO
     Recycling Industries, Inc.
     Recycling Industries of Wisconsin, Inc.
     9780 S. Meridian Blvd., Suite 180
     Englewood, Colorado   80112
     telephone:  303-790-7372
     facsimile:  303-790-4252

     WITH A COPY TO:

     Chester P. Schwartz.
     Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C.
     1700 Lincoln, Suite 3725
     Denver, Colorado 80203
     telephone:  303-831-0909
     facsimile:  303-831-4805

     IF TO THE COMPANY OR THE MEMBERS:

     Steven Lewinsky,
     Arthur Arnstein
     Pro Recycling, L.L.C.
     504 W. Cherry Street
     Milwaukee, WI 53212

     telephone: 414-263-2626
     facsimile: 414-263-2664

     WITH A COPY TO:

     Benjamin Stern, Esq.
     Chernov, Stern & Burbach, S.C.
     Two Plaza East, Suite 1275
     330 E. Kilbourn Avenue
     Milwaukee, WI  53202

     telephone: 414-276-4080
     facsimile:  414-276-4152

Any party may change its address by giving notice to every other party.

     14.6 THE COMPANY 401(K) PLAN. RII Sub or Parent hereby agrees and covenants as follows.

            (a)     401(K) PLAN.  Subject to the indemnification provided in
Section 12.2, RII Sub or Parent shall assume sponsorship of the Company's 401(k) Plan on the Closing Date and shall continue sponsorship of such plan, and to maintain the tax qualification of such plan, through the earlier of December 31, 1998 or the date on which RII Sub or Parent has in place a 401(k) plan in which the former the Company employees hired by RII Sub following the Closing are eligible to participate. Neither RII Sub nor the Parent shall assume or otherwise be responsible for liabilities resulting from any actions, mistakes or claims of any nature related to the Company's or its agent's establishment or maintenance of the Company 401(k) Plan prior to the Closing Date. The Company will reimburse RII Sub or Parent the full amount of any "top-heavy minimum contribution" (as defined in IRC Section
416) that RII Sub or Parent is required to make to the Company's 401(k) Plan for the 1998 Plan year, with reimbursement being made within ten business days after RII Sub or Parent provides the Company with documentation of the amount it was required to pay as a "top-heavy minimum contribution," if any.

     14.7 COVENANT TO PAY ALL UNASSUMED DEBTS. To the extent the Company owes debts to any third parties after the Closing other than the Assumed Liabilities, which could affect the Company Assets, the Company and the Members hereby covenant to pay any such Liabilities and debts immediately after Closing; provided, however, that with respect to trade payables incurred in the Ordinary Course of Business, the Company may pay such Liabilities as they become due.

     14.8 FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties hereto will cooperate with each other and will use their best efforts without undue cost to obtain all necessary waivers and consents from third parties, transfer permits and licenses, make any filings, including without limitation any environmental filings required by the Department of Natural Resources or similar agency, and to implement the transactions contemplated under this Agreement and the other Transaction Documents. The Company and the Members, at any time and from time to time on and after the Closing, upon request by RII Sub or the Parent and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably requested by RII Sub or the Parent for the better conveying, transferring, assigning, delivering, assuring and confirming the Company Assets to RII Sub.

     14.9   RETENTION OF/ACCESS TO BUSINESS RECORDS.   For at least six years
following the Closing Date, Recycling shall retain all business records, including tax records, related to the Company Assets or the Business which are delivered to RII Sub. During this period, from time to time on and after the Closing, upon reasonable prior written request by the Company or the Members and without further consideration, Recycling shall provide the Company or the Members access to or copies of said business records. Likewise, for at least six years following the Closing Date, the Sellers and the Members shall retain all business records related to the Company Assets or the Business retained by them, and, during this period, from time to time on and after the Closing, upon reasonable prior written request by Recycling and without further consideration, such party shall provide Recycling access to or copies of said business records.

     14.10 AUDIT BY RII SUB AND PARENT. For a period of five years after the Closing, the Company and the Members shall give Parent and RII Sub's independent certified public accountants full access to the financial books and records and shall fully cooperate with such accountants in conducting and completing any audits necessary to enable the Parent to meet the disclosure and financial reporting requirements of the 1934 Act and the rules and regulations promulgated thereunder.

     14.11 ENTIRE AGREEMENT. This Agreement, including all Schedules and Exhibits hereto, and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto or as otherwise provided in this Agreement. Any and all previous agreements, representations and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules and Exhibits to this Agreement are incorporated herein by this reference and expressly made a part hereof.

     14.12 CONSTRUCTION. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
The word "including" means including without limitation. Where appropriate to avoid any ambiguity and to encompass the broadest meaning, the word "and" shall mean "and/or," and the word "or" shall mean "and/or." The parties intend that the each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter, regardless of the relative levels of specificity, which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     14.13 RIGHTS OF THIRD PARTIES. All conditions of the obligations of the parties hereto, and all undertakings herein, except as otherwise provided by a written consent, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other Person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms or be entitled to assume that any party hereto will refuse to complete the Transaction contemplated hereby in the absence of strict compliance with any or all thereof, and no other Person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

     14.14 HEADINGS. The Table of Contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.15 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Wisconsin, without regard to principles of conflicts or choice of law, except that Colorado law shall govern the terms of the Stock Consideration.

     14.16 SUBMISSION TO JURISDICTION; WAIVERS. The parties each hereby irrevocably and unconditionally: (1) agree that any action or proceeding related to this Agreement shall be brought in, and hereby submits itself and its property to the jurisdiction of, the courts of the State of Wisconsin located in Milwaukee, Wisconsin, the courts of the United States of America for the Eastern District of Wisconsin, and the appellate courts from any thereof; (2) consent to the venue of any such action or proceeding in any of said courts and waive any objection that it may have, now or hereafter, that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party against whom the action or proceeding is brought at its address set forth in Section 14.5.

     14.17 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior consent of the other parties, except that Recycling may assign its rights hereunder to the Lender without notice to the Company or the Members. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.18 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

     14.19 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     14.20 CORPORATE AUTHORITY. The undersigned have executed this Agreement with all requisite corporate authority.




     [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed, all as of the day and year first above written.


                               "RII SUB"

                               RECYCLING INDUSTRIES OF WISCONSIN, INC.

     Dated:  May 21, 1998

                               By /s/ Michael J. McClosney
                                  -------------------------------------------
                                  Michael J. McClosney, Vice President

                               "PARENT"

                               RECYCLING INDUSTRIES, INC.


     Dated:  May 21, 1998      By /s/ Michael J. McClosney
                                  -------------------------------------------
                                      Michael J. McClosney, Senior Vice
                                      President of Acquisitions

                               "THE COMPANY"

                               PRO RECYCLING, L.L.C.

     Dated:  May 22, 1998      By /s/ Steven Lewinsky
                                  -------------------------------------------
                                      Steven Lewinsky, President

                               LEWINSKY IRON & METAL, INC.


     Dated:  May 22, 1998      By /s/ Steven Lewinsky
                                  -------------------------------------------
                                      Steven Lewinsky, President

                               RECYCLING WORLD, LTD.


     Dated:  May 22, 1998      By /s/ Arthur Arnstein
                                  -------------------------------------------
                                      Arthur Arnstein, President


     Dated:  May 22, 1998      /s/ Steven Lewinsky
                               ----------------------------------------------
                                   Steven Lewinsky


     Dated:  May 22, 1998      /s/ Arthur Arnstein
                               ----------------------------------------------
                                   Arthur Arnstein


                                      -xiv-